Exhibit 10.1

Unofficial English Translation

Joint Venture Contract

Party A： CCNC-Code Chain New Continent Limited

Party B： Zhongyou Technology (Shenzhen) Co., Ltd.

Date：June 1, 2021

Article 1 General Provisions

Code Chain New Continent Limited and Zhongyou Technology (Shenzhen) Co., Ltd. hereby agree to jointly establish Zero Carbon Energy (Shenzhen) Co., Ltd. (the “Company”), and the specific name of the Company shall be subject to the approval of administration for industry and commerce. Based on the principle of equality and mutual benefit and through friendly negotiation, the parties sign this agreement and agree to bound by.

Article 2 The Joint Venture Parties

Party A：Code Chain New Continent Limited

Representative：

Title:：

Party B：Zhongyou Technology (Shenzhen) Co., Ltd.

Representative：

Title:：Assistant of General Manager

Article 3 Project Introduction

Digital energy carbon neutral innovation platform: Zero Carbon Energy (Shenzhen) Co., Ltd., which uses digital technology to open up the upstream and downstream of the energy industry chain, and its main business is to achieve carbon neutrality and boost the transformation and upgrading of the industry and carbon emission reduction. The Company makes profits through providing the upgrade of high-quality fuel, the network layout of new energy charging and replacing power stations and other business to the community of huge number of vehicle owners.

Article 4 The Amount of The Registered Capital

The registered capital of the Company is one million U.S. dollars ($1,000,000), of which:

1.	Party A subscribes one million U.S. dollars (US$1,000,000) for capital contribution; the form of contribution: currency; the payment period: within 15 working days.

2.	Party B subscribes zero U.S. dollars ($0) for capital contribution; the form of contribution: technical supporting team, personnel and intellectual property rights; the payment period: from the date of signing this agreement.

Article 5 Equity and Dividend Distribution

Party A holds 51% of the Company’s equity and Party B holds 49% of the Company’s equity.

1.	Profit Distribution

Profit - Tax = Dividend (The company will make the distribution in proportionate to equity shares subscribes).

2.	Assumption of the Risk

The shareholders’ commitment to the Company’s debts is limited to the capital contribution they make in the company. Party A and Party B enjoy the profits and distribute dividends of the company in proportion to the above-mentioned shareholding of the company.

Article 6 The Shareholders’ Meeting

The shareholders’ meeting of the Company is composed of all shareholders, which is the authority of the Company and the shareholders’ meeting shall exercise the following powers:

(a)	resolving on the Company’s business policy and investment plan;

(b)	electing and removing the executive director and supervisors, and resolving on the remuneration of executive directors and supervisors;

(c)	reviewing and approving the report of the executive director;

(d)	reviewing and approving the report of supervisor;

(e)	reviewing and approving the Company’s annual financial budget plans, final accounting plans;

(f)	reviewing and approving the Company’s profit distribution plans and loss recovery plans;

(g)	resolving on any increase or reduction of the registered capital of the Company;

(h)	resolving on the issuance of corporate bonds;

(i)	resolving on the merger, division, dissolution, liquidation or other structural changes of the Company;

(j)	amending the Articles of Association;

(k)	resolving on the Company granting security for the shareholders or the beneficiary owner of the Company.

If the shareholders unanimously agree to the matters above subsection in writing, the resolution can be made directly without calling a meeting of shareholders by signing or seal of all the shareholders (the signature of individual shareholders and seal of the legal person shareholders).

Article 7 The Board

The Company sets up a Board with three directors, two of whom shall be appointed by Party A and one by Party B. The term of office for the directors is three years and the directors shall be appointed or removed by the shareholders’ meeting. Upon the expiration of the term, a director may serve consecutive terms if reappointed by the respective shareholder.

The Board shall be responsible to the shareholders’ meeting and exercises the following powers:

(a)	reporting work to the shareholders;

(b)	implementing resolutions of the shareholders’ meeting;

(c)	determining the Company’s operational plans and investment schemes;

(d)	formulating the Company’s annual financial budget plans and final accounting plans;

(e)	formulating the Company’s profit distribution plans and loss recovery plans;

(f)	formulating plans for increasing or reducing the Company’s registered capital and for the issuance of corporate bonds;

(g)	formulating plans for mergers, divisions, changes of corporate form, or the dissolution of the Company;

(h)	determining the Company’s internal management structure;

(i)	determining the the appointment or dismissal of the deputy manager, the financial controller and their remuneration according to the nomination of the manager;

(j)	formulating the basic management system of the Company.

When making resolution on the matters listed in the Article 7, the Board shall make the resolution in writing and such resolution shall be signed by the directors present at the meeting of the Board and kept with the Company.

Article 8 The Supervisor

The Company does not set up a board of supervisors, but shall have one supervisor appointed by Party A. The term of office of the supervisor is three years. Upon expiration of the term, a supervisor may serve consecutive terms if reappointed.

The Supervisors of the Company shall exercise the following duties and have the following authorities:

(a)	examining the financial affairs of the joint venture company;

(b)	monitoring the acts of the directors and other high-level managerial personnel when carrying out their duties in relation to the Company, and proposing to remove from their positions those directors or other high-level managerial personnel who violate laws, administrative regulations or these Articles of Association;

(c)	requiring the directors or other high-level managerial personnel to rectify their conduct when any of their actions damage the interests of the Company;

(d)	proposing to convene an interim shareholders’ meeting, and convening and presiding over the shareholders’ meeting when the board fails to perform its duties of convening and presiding over the shareholders’ meeting;

(e)	proposing the proposals to the shareholders’ meeting;

(f)	bringing lawsuits against directors or other high-level managerial personnel in accordance with the Article 151 of the Company Law.

Article 9 Miscellaneous

1. Share purchase, withdrawal and transfer of capital contribution:

A．Share purchase: ① to adhere to this joint venture agreement; (2) to have the consent of Party A and Party; ③ to implement the rights and obligations stipulated in this agreement.

B．Share withdrawal: ① share withdrawal shall not be permitted when the Company is in normal operation; (2) if the shareholder insists on withdrawing the shares, the shares shall be settled by the property status at the time of withdrawal, and be settled in cash whatever the form of contribution; ③ the withdrawal price shall be 100% of the withdrawing shareholder’s investment amount. Without the consent of both parties, if any party fails to continue to cooperate and be forced to withdraw its shares, the compensation shall be made as 100% of the shares according to the property status of the Company at that time; ④ without the consent of the other party, any party withdraws its shares by its own and causes losses for the other party, the withdrawing party shall make compensation.

2. Transfer of capital contribution: the parties are allowed to transfer their capital contribution, and the shareholders of the Company shall have the priority to undertake the shareholding under the same conditions in the market.

3. Termination of joint venture and matters after termination:

If the joint venture be terminated due to one of the following circumstances: ①the shareholders agree to terminate the joint venture; ② the joint venture project is completed or cannot be completed; ③ the cooperative business was revoked due to the violation of the law; ④the court decides to dissolve the Company according to the request of the parties.

Matters after the termination of joint venture: ① immediately recommend and elect the liquidator and invite relevant institutions (or notaries) to participate in the liquidation; ② if there is surplus after liquidation, it shall be carried out in the order of collecting creditor’s rights, paying off debts, returning capital contribution and distributing the remaining property proportionally. Fixed assets and inseparable objects may be sold to shareholders or the third party at a fixed price, and such price shall be distributed; ③ if there is a loss after liquidation, regardless of the amount of the shareholders’ contribution, the loss shall be repaid firstly with the property jointly owned the shareholders, and the remaining part which cannot be paid off by the property jointly owned by the shareholders shall be borne by the shareholders according to their proportion of capital contribution.

Article 10 Dispute Resolution

1. After both parties sign this agreement and this agreement comes into effect, both parties must perform the agreement consciously. If either party fails to perform its obligations according to the provisions of this agreement, it shall undertake corresponding responsibilities according to the laws and the provisions of this agreement.

2. If there are any matters which are not listed in this agreement, both parties shall negotiate friendly, reach an consensus and specify such matters in the form of supplementary clauses.

3. Any dispute due to the performance shall be settled by friendly negotiation of both paties. If such negotiation fails, both parties may choose to bring a lawsuit to the court of the signing place.

Article 11 Mutual Agreement

After jointly establishing the shareholders’ meeting of the Company and through the resolution of the shareholders’ meeting, it is decided that the Party A shall be responsible for the strategic planning, capital connection and financial investment of the Company, while the Party B, as the general head in charge of the specific operation of the Company, handles all the affairs of the company (including but not limited to the preparation of the Company, the establishment of the team, the development of technical products, the connection of market channels, etc.). In case of any of the following major matters concerning the interests of all shareholders of the Company, shall be implemented after getting the resolution of the shareholders’ meeting.

1. strategic planning of the company;

2. introduction of new products;

3. major promotional activities;

4. other important matters set in the Articles of Association.

Article 12 Mutual Agreement

This agreement shall be executed in two originals and shall take effect upon being signed by both parties. Each party holds one original.

（The following is the signature page）

（The signature page）

Party A（Seal）： CCNC-Code Chain New Continent Limited

Representative（Sign）：

Date：June 1, 2021

Party B（Seal）：Zhongyou Technology (Shenzhen) Co., Ltd.

Representative（Sign）：

Date：June 1, 2021